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1725 Sheridan Avenue, Suite 140, Cody, WY 82414
  Tel: (307)587-8245   Fax: (307)587-8357


FOR IMMEDIATE RELEASE: November 17, 1999


                   ALTAIR ACQUIRES TITANIUM PIGMENT TECHNOLOGY


CODY, WY -- Altair International Inc. (NASDAQ:ALTIF) today announced that it has purchased a proprietary titanium pigment processing technology from BHP Minerals International, Inc. The purchase includes patents and inventions, as well as the operating BHP demonstration plant. BHP will also provide the services of 18 key BHP employees for a one year transition period. Altair intends to immediately use the demonstration plant to produce titanium dioxide (Ti02 ) nanoparticles, a high-margin specialty pigment product, and to continue BHP's work on the proprietary Ti02 pigment process. The new technology can produce Ti02 pigment directly from an ilmenite feedstock at a cost forecast to be substantially lower than commercial technologies employed today.

Altair plans to market Ti02 nanoparticles, which command a price of about $35,000 per ton. Nanoparticles are used in specialty paint, cosmetics, and other high technology applications due to their unique photo-catalytic activity. Current plans are to commence production in the next few weeks and to become a low-cost supplier for the U.S., Japan and Europe.

"Because the existing demonstration plant can make nanoparticles which have a high margin potential, management believes this acquisition can generate early cash flow," said Dr. William P. Long, president of Altair. "In the longer term, the Ti02 pigment market represents a much larger opportunity, and we have the potential to integrate these operations with our Camden titanium mineral property."

Titanium dioxide is a versatile white pigment, used in a wide range of applications. It coats the pages of quality magazines. It is essential for paints. It's an important ingredient in suntan lotion. It is used in hospital gloves as well as eye shadow and other cosmetics. Picnic forks and many plastic products contain it. It is essential for coating synthetic fabrics so they do not shine. It is even found in chocolate candies and in non-dairy products. Worldwide pigment markets approximate $7 billion annually.

In addition to producing products at costs that are below existing technologies, the acquired technology offers precise control of crystal size, structure and chemical composition to produce a variety of products that are "tailored" to each market application. Unlike existing conventional technologies, the process is environmentally friendly and recycles waste products.

The acquisition complements Altair's current business activities, potentially allowing the integration of ilmenite mining and processing at Camden with pigment production. "As we move forward with pilot plant operations and final feasibility at Camden, applications for the pigment technology will be considered", said Dr. Long.

"BHP is refining its portfolio and, in the process, selling non-core assets. Divestiture of this titanium pigment technology presented an excellent business opportunity for Altair", explained Dr. Long. "The bulk of the purchase price is based on royalty payments, which in turn, are contingent on successful commercialization of the technology." Altair intends to finance fixed payment

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ALTAIR ACQUIRES TITANIUM PIGMENT TECHNOLOGY

requirements through nanoparticle operating profits and limited placement of equity securities."

The purchase agreement provides for Altair's purchase of all technology rights, including patents and inventions, as well as for the transfer of BHP Mineral's demonstration plant located in Reno, Nevada. BHP will also provide the services of 18 key BHP employees for one year at no fee. The initial acquisition price of $15 million Australian dollars ("AUD$") (Approx. U.S.$9.7 million) is payable in four equal installments of AUD$3.75 million (Approx. U.S.$2.43 million) each; first payment at closing and subsequent payments on February 15, 2000, May 15, 2000, and August 15, 2000. Altair is also obligated to pay a royalty fee ranging from 1.5% to 3.0% of a benchmark price for Ti02 pigment and 3% of sales for other products produced using the technology. Royalty payments continue for a period of 15 years or until they aggregate AUD$105 million, whichever occurs first.

Altair International is the 100% leasehold owner of a large titanium/zircon deposit in Tennessee. Titanium and zircon are contained in mineralized sand deposits which are estimated to total 540 million tons grading 3.6% heavy minerals. Altair is in the final development stages of commercializing its state-of-the-art technology, the Altair Centrifugal Jig, which recovers extremely fine, heavy particulate matter using a combination of a mechanical jig and centrifugal force. In addition to heavy mineral sand, potential applications include gold/mineral recovery, coal cleaning and environmental remediation.

This press release may be deemed to contain certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, Altair's ability to obtain necessary capital, performance and reliability of the acquired technology, market acceptance of products using the technology, variance in anticipated production costs and unanticipated effects of regulatory requirements related to the technology, as well as those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission filings including a current report on Form 8-K relating to the transaction described in this release. Actual results may vary materially.

FOR MORE INFORMATION CONTACT:

William P.  Long, President                    Patrick MacMullen
Altair International Inc.                      Altair International Inc.
(307) 587-8245                                 (775) 857-1966



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